Filed pursuant to Rule 424(b)(5)

Registration No. 333-263300

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 3, 2024

(To Prospectus Dated March 14, 2022)

NexPoint Real Estate Finance, Inc.

9.00% Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share of Series B Cumulative Redeemable Preferred Stock)

Maximum of 16,000,000 Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the information in the prospectus, dated March 14, 2022 (the “Prospectus”), as supplemented by our prospectus supplement, dated November 2, 2023 (the “Prior Prospectus Supplement”), each of which were filed as part of our registration statement on Form S-3 (File No. 333-263300). This Prospectus Supplement should be read in conjunction with the Prospectus and Prior Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus and the Prior Prospectus Supplement. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and Prior Prospectus Supplement, and any future amendments or supplements thereto.

The Prior Prospectus Supplement relates to the issuance and sale of a maximum of 16,000,000 shares of our 9.00% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”). The dealer manager for this offering is NexPoint Securities, Inc. (“NexPoint Securities”), an affiliate of NexPoint Real Estate Advisors VII, L.P., who acts as our external manager.

We are filing this Prospectus Supplement to amend the Prior Prospectus Supplement to clarify that the dealer manager may reallow all or a portion of the dealer manager fee to broker dealers that are members of the Financial Industry Regulatory Authority, Inc., or FINRA, as referral fees. Accordingly, the second and third paragraphs under the heading “Compensation of Dealer Manager and Participating Broker-Dealers” in the Plan of Distribution in the Prior Prospectus Supplement is amended and restated as follows:

Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged by a potential investor for investment advice as an inducement for such investment adviser to advise favorably for an investment in the Series B Preferred Stock unless such person is a registered broker-dealer or associated with such a broker-dealer. We will not pay referral or similar fees to any accountants, attorneys or other persons not registered as a broker-dealer in connection with the distribution of the Series B Preferred Stock.

We expect NexPoint Securities to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our shares of Series B Preferred Stock. NexPoint Securities may reallow all or any portion of its selling commissions attributable to a participating broker-dealer. NexPoint Securities may also reallow a portion of the dealer manager fee earned on the proceeds raised by a participating broker-dealer to such participating broker-dealer as a non-accountable marketing allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion and may be based on such factors as:

●	the volume of sales estimated to be made by the participating broker-dealer; and
●	the participating broker-dealer’s agreement to provide one or more of the following services:
o	providing internal marketing support personnel and marketing communications vehicles to assist the dealer manager in the promotion of this offering;

o

responding to investors’ inquiries concerning monthly statements, distribution rates, tax information, annual reports, redemption rights and procedures, our financial status and the markets in which we have invested;

o	assisting investors with redemptions; and
o	providing other services requested by investors from time to time and maintaining the technology necessary to service investors.

Also, NexPoint Securities may enter into referral agreements with third-party broker-dealers and reallow a portion of its dealer manager fee to such referring broker-dealers.

We are an “emerging growth company” and a “smaller reporting company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should read carefully the section entitled Risk Factors beginning on page S-10 of the Prior Prospectus Supplement and the risks set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as well as additional risks that may be described in future reports or information that we file with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement amendment is accurate or complete. Any representation to the contrary is a criminal offense.

NexPoint Securities, Inc.

as dealer manager

The date of this Prospectus Supplement is September 3, 2024